EXHIBIT 10-C-3


                    Description of Long-Term EBIT Bonus Plan
                               2006 - 2007 - 2008
                Established Under the Management Incentive Plan


         The Compensation and Stock Option Committee of the Board of Directors, which is comprised of "independent directors" under the New York Stock Exchange listing standards and "outside directors" as defined in Section 162(m) of the Internal Revenue Code, approved the long-term incentive EBIT bonus plan at its January 25, 2006 meeting, applicable to the 2006 - 2007 - 2008 performance period.

         Under the terms of the plan, upon the attainment by a specific operating group of a pre-established EBIT goal for any fiscal year during the performance period, certain of the key executives of the Company are awarded a cash bonus equal to a specified percentage of such executive's potential total EBIT award, and certain operating company executives are paid their full potential EBIT award. If each of the Company's operating groups achieves its EBIT goal in the same fiscal year, 100% of the executive's total potential EBIT bonus award would be paid to him or her shortly after the end of such fiscal year. Once an operating group attains its EBIT goal and an award is paid to an executive, the EBIT goal has been attained in respect of that operating group and no other payments are made in subsequent years of the performance period with respect to EBIT attainment by that particular operating group.